UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2011
MoneyGram International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor
Dallas, Texas	75201

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (214) 999-7552
Not applicable
(Former name or former address, if changed since last report)

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Item 1.01 Entry into a Material Definitive Agreement.
     On April 19, 2011, MoneyGram Payment Systems Worldwide, Inc. (“Worldwide”), a Delaware corporation and a wholly-owned subsidiary of MoneyGram International, Inc., a Delaware corporation (the “Company”), the Company, the other guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and collateral agent (the “Trustee”), entered into a Third Supplemental Indenture (the “Third Supplemental Indenture”) to the Indenture, dated as of March 25, 2008, by and among Worldwide, the Company, the other guarantors party thereto and the Trustee (as amended and supplemented by the First Supplemental Indenture dated as of August 6, 2009 and the Second Supplemental Indenture dated as of June 29, 2010, the “Indenture”) governing Worldwide’s 13.25% Senior Secured Second Lien Notes due 2018 (the “Second Lien Notes”).
     The Third Supplemental Indenture amends the Indenture to permit the Company’s previously announced recapitalization and the related payments pursuant to the Recapitalization Agreement, dated March 7, 2011, among the Company, certain affiliates and co-investors of Thomas H. Lee Partners, L.P. and affiliates of Goldman, Sachs & Co. (the “Recapitalization’). The Third Supplemental Indenture also amends the Indenture to (i) permit the entry into new senior secured bank facilities, (ii) permit Worldwide and its subsidiaries to incur indebtedness in the form of obligations owing in respect of cash and treasury management activities (“Cash Management Obligations”), (iii) allow the Company and its subsidiaries increased flexibility in transactions with and among the Company’s foreign subsidiaries, including intercompany loans, asset transfers and investments, (iv) permit foreign subsidiaries to incur additional indebtedness, (v) permit the Company to incur additional indebtedness and (vi) provide increased flexibility with respect to permitted investments. In the Third Supplemental Indenture, the Trustee also agrees to enter into a new intercreditor agreement with the collateral agent under Worldwide’s new senior secured bank facilities, which will be substantially similar to the existing intercreditor agreement between the Trustee and the collateral agent under Worldwide’s existing senior secured credit facilities, but that will also permit Worldwide to incur additional first-lien indebtedness and permit the Cash Management Obligations to be secured pari passu with the senior secured bank facilities.
     Most of the amendments to the Indenture contained in the Third Supplement Indenture became effective upon the execution of the Third Supplemental Indenture, but certain amendments including, without limitation, the amendments to permit the Recapitalization and the entry into the new senior secured bank facilities, will become effective contemporaneously upon the closing of the Recapitalization and the new senior secured bank facilities.
     This summary does not purport to be complete and is qualified in its entirety by reference to the Third Supplemental Indenture, which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided under Item 1.01 in this Current Report on Form 8-K regarding the Third Supplemental Indenture is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

4.1	Third Supplemental Indenture relating to the 13.25% Senior Secured Second Lien Notes due 2018, dated as of April 19, 2011, among MoneyGram Payment Systems Worldwide, Inc., as issuer, MoneyGram International, Inc. and the other guarantors named therein and Deutsche Bank Trust Company Americas, as trustee and collateral agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.
By:	/s/ James E. Shields
Name:	James E. Shields
Title:	Chief Financial Officer

Date: April 21, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Third Supplemental Indenture relating to the 13.25% Senior Secured Second Lien Notes due 2018, dated as of April 19, 2011, among MoneyGram Payment Systems Worldwide, Inc., as issuer, MoneyGram International, Inc. and the other guarantors named therein and Deutsche Bank Trust Company Americas, as trustee and collateral agent.

Exhibit 4.1
THIRD SUPPLEMENTAL INDENTURE
     This Third Supplemental Indenture (this “Third Supplemental Indenture”), dated as of April 19, 2011, among MoneyGram Payment Systems Worldwide, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of March 25, 2008, providing for the issuance of 13.25% Senior Secured Second Lien Notes due 2018 (the “Notes”) and a first supplemental Indenture thereto and second supplemental Indenture thereto (together with the Base Indenture, the “Indenture”);
     WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the consent of the Holders specified in Section 9.02;
     WHEREAS, Holders of 100% of the aggregate principal amount of the outstanding Notes have provided written consent to this Third Supplemental Indenture; and
     WHEREAS, the execution of this Third Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel with respect to such execution, and all things necessary to make this Third Supplemental Indenture a valid agreement between the Company and the Trustee in accordance with its terms have been done.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Amendments. The Indenture is hereby amended as follows:
          (a) Section 1.01 is hereby amended by inserting in alphabetical order the following definitions:
“Recapitalization” means each of the transactions contemplated to occur pursuant to Section 1.1 of the Recapitalization Agreement upon the Recapitalization Closing Date.

“Recapitalization Agreement” means that certain Recapitalization Agreement, dated as of March 7, 2011, among Holdco, the THL Investors and the GS Investors (each as defined therein), as in effect on the date hereof.
“Recapitalization Closing Date” means the “Closing Date” as defined in the Recapitalization Agreement.
“Recapitalization Consent Fee” means a fee payable in cash in immediately available funds to the Holders in an aggregate principal amount of $5,000,000.
“Third Supplemental Indenture” means that certain Third Supplemental Indenture, dated as of April 19, 2011, among the Company, the Guarantors and the Trustee.
“Third Supplemental Indenture Effective Date” means the “Effective Date” as defined in the Third Supplemental Indenture.
          (b) Section 1.01 is hereby amended by:
          (i) amending clause (1)(d) of the definition of “Adjusted EBITDA” by adding “(including the Recapitalization)” immediately following the reference to “recapitalization” appearing therein;
          (ii) amending clause (f) of the definition of “Asset Sale” to read in full as follows:
“(f) (i) any disposition of property or assets or issuance of securities by a Non-Guarantor to the Company or a Company Subsidiary, and (ii) any disposition of property or assets by a foreign Non-Guarantor to another foreign Non-Guarantor;”
          (iii) amending clause (5)(ii) of the definition of “Highly Rated Investments” to read in full as follows:
“(ii) rated A3 or better by Moody’s and A- or better by S&P.”
          (iv) amending the definition of “Permitted Holdco Indebtedness” to (x) delete the word “and” appearing at the end of clause (3) thereof, (y) renumbering clause (4) thereof to clause (5) and (z) adding the following immediately following the end of clause (3) thereof:
“(4) unsecured Indebtedness incurred by Holdco to the extent:
     (a) such Indebtedness could have been incurred by the Company in compliance with Section 4.09(a) (it being understood that so long as such Indebtedness of Holdco remains outstanding, it shall be treated as outstanding Indebtedness of the Company for purposes of determining whether other Indebtedness of the Company may be incurred under Section 4.09(a));
     (b) no principal payments required under such Indebtedness have a stated maturity prior to March 25, 2019; and
     (c) the net proceeds of such Indebtedness are contributed as equity to the capital of the Company; and”
          (v) amending clause (2) of the definition of “Permitted Investments” to read in full as follows:
          “(2) (a) Investments in any foreign Non-Guarantor (other than SPEs) outstanding on the Third Supplement Indenture Effective Date, (b) Investments in any foreign Non-Guarantor (other than SPEs) that, together with all other investments made pursuant to this clause (2) following the Third Supplemental Indenture Effective Date, shall not exceed $150.0 million, and (c) any Investments made by any foreign Non-Guarantor in another foreign Non-Guarantor consisting of (x) dispositions of property that are not Asset Sales or (y) loans, guarantees or other extensions of credit;”
          (c) Section 4.07(a)(iii) is hereby amended by replacing the reference to Sections “(6) and (7)” therein with “(6), (7) and (11)” and Section 4.07(a)(iii)(A) is hereby amended by changing the reference to the “Closing Date” appearing therein to the “Third Supplemental Indenture Effective Date.”
          (d) Section 4.07(b) is hereby amended by (i) replacing the language in clause (7)(G) therein in its entirety with “(G) amounts required to be paid by Holdco (x) to service interest expense and unpaid commitment fees in connection with Permitted Holdco Indebtedness incurred pursuant to clause (4) of the definition of Permitted Holdco Indebtedness and (y) in connection with clause (5) of the definition of Permitted Holdco Indebtedness;” (ii) deleting the reference to “or” appearing at the end of clause (9) thereof; (iii) adding the word “or” at the end of clause (10) thereof, and (iv) adding the following clause (11) immediately following the end of clause (10) thereof (and prior to the first provision appearing thereafter):
“(11) the consummation of the Recapitalization on the Recapitalization Closing Date in accordance with the Recapitalization Agreement, provided, that (a) the total cash paid to holders of Capital Stock of Holdco after the Third Supplemental Indenture Effective Date and through the consummation of the Recapitalization (which will be funded by distributions by the Company to Holdco) does not exceed $254 million, consisting of the sum of (x) $219 million paid pursuant to Section 1.1(d)(iii) of the Recapitalization Agreement plus (y) an amount (not to exceed $35 million) equal to the dividends payable on the Series B Participating Convertible Preferred Stock of Holdco and the Series B-1 Participating

Convertible Preferred Stock of Holdco pursuant to Section 1.1(d)(ii) of the Recapitalization Agreement plus (z) additional Restricted Payments otherwise permitted under this Section 4.07 (other than this clause (11)) and (b) concurrently with the consummation of the Recapitalization, the Company shall have paid the Recapitalization Consent Fee to the Holders of the Notes pro rata in accordance with the principal amount of Notes held by the Holders.”
          (e) Section 4.09(a) is hereby amended to change the reference to $10.0 million appearing therein to $25.0 million.
          (f) Section 4.09(b)(1) is hereby amended and restated in its entirety to read as follows:
“(1) the incurrence by the Company of pari passu secured Indebtedness under Credit Facilities, the guarantee by the Guarantors of the Company’s obligations thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount equal to the sum of (x) $575.0 million less the aggregate amount of all Net Proceeds of Asset Sales or Specified SRI Sales applied by the Company since the Third Supplemental Indenture Effective Date to repay any such Indebtedness under Credit Facilities, and in the case of revolving facilities, that effect a corresponding reduction in commitments thereunder, plus (y) up to $175.0 million of incremental loans made under the Credit Facilities so long as the proceeds of such incremental loans are used to effect an optional redemption of the Notes;”
          (g) Clause (9) of Section 4.09(b) is amended to read in full as follows:
“(9) (A) Indebtedness or preferred stock in an aggregate amount outstanding at any time not to exceed $150.0 million of the Company or of a Subsidiary Guarantor owing to a Non-Guarantor (other than an SPE) that is subordinated in right of payment to the Note Guarantee of such Subsidiary Guarantor on terms satisfactory to the Initial Purchasers, (B) Indebtedness or preferred stock in an aggregate amount outstanding at any time not to exceed $150.0 million of a Non-Guarantor (other than an SPE) owing to the Company or to a Subsidiary Guarantor, and (C) Indebtedness or preferred stock of a foreign Non-Guarantor owing to another foreign Non-Guarantor; provided, that any subsequent transfer of any such Indebtedness or preferred stock (except to the Company or another Company Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness that was not permitted by this clause (9);”
          (h) Section 4.09 is hereby amended (i) by deleting the “and” appearing at the end of clause (20) thereof, (ii) replacing the “.” appearing at the end of clause (21) with “; and” and (iii) adding the following clause (22) immediately following the end of clause (21) thereof:

“(22) Indebtedness in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds (including, without limitation, controlled disbursement, return items, interstate depository network services, corporate card services and international wire services) in the ordinary course of business at any one time outstanding, in each case, arising under the terms of customary agreements with any bank that provides the Company or any Company Subsidiary such services.”
          (i) Section 4.11(b) is hereby amended (i) by deleting the “and” appearing at the end of clause (7) thereof, (ii) replacing the “.” appearing at the end of clause (8) thereof with “; and” and (iii) adding the following clause (9) immediately following the end of clause (8) thereof:
“(9) the consummation of the Recapitalization and the other transactions contemplated by the Recapitalization Agreement.”
     3. PropertyBridge, Inc. Notwithstanding anything to the contrary contained in the Indenture, no Opinion of Counsel shall be required to be delivered to the Trustee in connection with any release of Collateral or of PropertyBridge, Inc. (“PB”) as a Guarantor in connection with any sale of all or substantially all of the assets or capital stock of PB made in compliance with the Indenture.
     4. Amendment to Intercreditor Agreement. The Intercreditor Agreement shall be amended as follows (or a replacement intercreditor agreement on substantially similar terms acceptable to the Required Holders entered into in connection with the Financing (as defined in the Recapitalization Agreement) shall include terms of similar effect) and the Trustee, as Second Priority Representative for and on behalf of the Second Priority Secured Parties, shall be authorized and directed to enter into an amendment to the Intercreditor Agreement to give effect thereto:
          (a) Section 1 shall be amended by adding the following defined term thereto in the proper alphabetical order:
“Cash Management Obligations” means Indebtedness and other obligations incurred by the Borrower or any other Loan Party under Section 4.09(b)(22) of the Indenture and owed to any First Priority Lender (or any Affiliate thereof) or any Person who was a First Priority Lender or Affiliate thereof at the time of the applicable transaction.
          (b) The second recital shall be amended by changing the words “as in effect on the date hereof” appearing in the parenthetical to read “as amended through the first, second and third supplemental indentures thereto”.
          (c) Section 1 shall be amended by (i) adding the words “and Cash Management Obligations” in clause (iii) of the definition of First Priority Obligations and in clause (b)(i) of the definition of Maximum First Priority Obligations Amount, in each case immediately following the reference to “Hedging Obligations” appearing therein, and (ii) clause (a) of the definition of Maximum First Priority Obligations Amount to read in full as follows:

“(a) $675 million plus the principal amount of incremental loans made to the Company under the Credit Agreement permitted by Section 4.09(b)(1)(y) of the Existing Second Priority Agreement,”
     5. Effect. This Third Supplemental Indenture shall become effective immediately upon its execution by the parties hereto (such date, the “Effective Date”); provided that the effectiveness of the amendments referred to in paragraphs (b)(iv), (c), (d), (f), (h) and (i) of Section 2 of this Third Supplemental Indenture and Section 4 in its entirety of this Third Supplemental Indenture shall be subject to (i) the consummation of the Recapitalization in accordance with the terms of the Recapitalization Agreement without any waiver or modification thereof (except to the extent such changes are approved in writing by the Required Holders), and (ii) the consummation of the Financing to effect the Recapitalization in an amount and on terms reasonably acceptable to the Required Holders, it being understood that Financing on terms, taken as a whole, not materially less favorable to the Company than those set forth in the term sheet attached as Annex B to the Recapitalization Agreement shall be deemed to be reasonably acceptable to the Required Holders.
     6. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     7. Effect on Indenture. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including with respect to this Third Supplemental Indenture. This Third Supplemental Indenture shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Indenture or the Notes or to prejudice any other right or rights which the Holders of the Notes may now have or may have in the future under or in connection with the Indenture or any of the instruments or agreements referred to therein, as the same may be amended from time to time.
     8. Separability Clause. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     9. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Third Supplemental Indenture may be executed by any party hereto by original or facsimile signature, or electronic format (including pdf) signature, and any facsimile or electronic signature shall also be deemed valid, binding and enforceable as an original signature.
     10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     11. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.
[Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Date: April 19, 2011

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
By:	/s/ Jim Shields
Name:	Jim Shields
Title:	Chief Financial Officer

[Signature Page to Third Supplemental Indenture]

MONEYGRAM INTERNATIONAL, INC. MONEYGRAM PAYMENT SYSTEMS, INC. MONEYGRAM OF NEW YORK, LLC PROPERTYBRIDGE, INC.
By:	/s/ Jim Shields
Name:	Jim Shields
Title:	Chief Financial Officer

[Signature Page to Third Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee and Collateral Agent
By:	Deutsche Bank National Trust Company

By:	/s/ David Contino
David Contino
Vice President

By:	/s/ Irina Golovashchuk
Irinia Golovashchuk
Assistant Vice President
[Signature Page to Third Supplemental Indenture]